Skinny Nutritional Corp.

3 Bala Plaza East, Suite 101

Bala Cynwyd, Pennsylvania 19004

Tel. (610) 784-2000

Attention:          Michael Salaman

            Chief Executive Officer

Re:        WAIVER OF DEFAULT UNDER EXISTING NOTE AND AMENDMENT TO SECTION 2(D) THEREOF FOR PAYMENT OF INTEREST

Ladies and Gentlemen:

Reference is made to the Convertible Senior Subordinated Secured Note (the “Existing Note”) held by the undersigned and issued by Skinny Nutritional Corp. (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Existing Note.

The undersigned hereby waives in full any and all existing defaults and Events of Defaults under the Existing Note.

The undersigned hereby waives any notice condition under Section 2(d) of the Existing Notes with respect to the payment of Interest Shares for any interest payable to the undersigned holder due and payable as of April 30, 2012. The undersigned further agrees to accept Interest Shares as determined under Section 2(d) of the Existing Notes in full payment of all interest due and payable to the undersigned as the holder of an Existing Note.

The undersigned further waives in full all registration rights previously granted to the undersigned pursuant to the Subscription Agreement and Existing Notes with respect to such Interest Shares. The undersigned hereby agrees that the undersigned and any assignee shall be required to rely upon Rule 144 as promulgated by the Securities and Exchange Commission with respect to any resale of the Interest Shares.

In the event that any provision of this Waiver and Amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Waiver and Amendment shall continue in full force and effect without said provision.

This Waiver and Amendment shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. The Company hereby irrevocably submit to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

This Waiver and Amendment has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Waiver and Amendment, it shall not be necessary to produce or account for more than one such counterpart.

Except as expressly provided herein, the terms and provisions of the Existing Notes, Subscription Agreement and Security Agreement shall remain in full force and effect.

This Waiver and Amendment is intended to be a valid and binding agreement between the Company and the undersigned. The undersigned holder of an Existing Note is not entitled to cancel, terminate or revoke this Waiver and Amendment and that this Waiver and Amendment shall survive the death or disability of the undersigned holder and shall be binding upon the undersigned holder of Existing Notes and his/her/its heirs, executors, administrators, successors, legal representatives, and assigns.

This Waiver and Amendment shall be of no force or effect unless the Next Financing is completed on or before October 30, 2012.

IN WITNESS WHEREOF, the parties have caused this Waiver and Amendment to be duly executed as of the 21st day of May, 2012.

SKINNY NUTRITIONAL CORP.

By:
Michael Salaman
Chief Executive Officer

HOLDER OF EXISTING NOTE:

ACCEPTED AND AGREED: MAY ____, 2012

Principal Amount:	$

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